Exhibit (d)(9)

FORM OF SUBADVISORY AGREEMENT

AGREEMENT (the “Agreement”) made as of the             day of             , 2014 by and between BMO Asset Management Corp., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a corporation organized under the laws of Delaware (the “Adviser”), and [Subadviser], a [            ] organized under the laws of [            ], an investment adviser registered under the Advisers Act and a “commodity trading advisor” registered under the Commodity Exchange Act, as amended (the “CEA” and the “Subadviser”).

WITNESSETH

WHEREAS, BMO Funds, Inc., a Wisconsin corporation (the “Corporation”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, pursuant to authority granted to the Adviser by the Corporation’s Board of Directors (the “Board”) and pursuant to the provisions of the Investment Advisory Agreement dated October 6, 2011 between the Adviser and the Corporation (the “Advisory Agreement”), the Adviser has selected the Subadviser to act as a sub-investment adviser to the portion of each series of the Corporation identified on Exhibit A to this Agreement (each, a “Fund”) that may be allocated by the Adviser for management by the Subadviser from time to time, and to provide certain other services, as more fully set forth below, and to perform such services under the terms and conditions herein, and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

1. The Subadviser’s Services. Within the framework of the fundamental policies, investment objectives, and investment restrictions of each Fund, and subject to the supervision and instructions of the Adviser and oversight of the Board, the Subadviser shall have sole and exclusive responsibility for making all the investment decisions for that portion of the Fund allocated by the Adviser for management by the Subadviser (the “Subadvised Portfolio”). The Subadviser acknowledges and agrees that the various investment management services provided herein will apply to the Subadvised Portfolio, which may consist of all, a portion, or none of a Fund’s assets, and that the Subadviser shall not be responsible for providing investment management services to any other portion of the Fund. The Subadviser shall perform the investment management services provided herein in accordance with each Fund’s investment objectives, policies, and restrictions, as stated in the Corporation’s registration statement, including the Prospectus and Statement of Additional Information (such registration statement, as currently in effect and as amended or supplemented from time to time, collectively called the “Prospectus”), all applicable restrictions of the Articles of Incorporation, as amended, and By-Laws of the Corporation as may from time to time be in force, within such guidelines and limitations as the Adviser and Subadviser shall agree to from time to time, and subject to the following understandings:

(a) Investments.

(i) The Subadviser shall be responsible for decisions relating to the purchase, retention, monitoring, and disposition of securities and other investments (the “Investments”) with regard to each Subadvised Portfolio. In providing these services, the Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with, and shall be responsible for the daily monitoring of the investment activities and Investments of the Subadvised Portfolio to ensure compliance with, the Corporation’s Articles of Incorporation, as amended, and By-Laws; a Fund’s Prospectus, policies, and procedures; the instructions and directions received in writing from the Adviser or the Board; and the applicable requirements of the 1940 Act, the CEA, the Internal Revenue Code of 1986, as amended (the “Code”) (including the requirements for qualification as a regulated investment company), and all other applicable federal and state laws and regulations. For the avoidance of doubt, it is acknowledged and agreed that the Subadviser shall not bear any responsibility for Investments held by a Fund that are not included as part of the Subadvised Portfolio.

(iii) As of the date of this Agreement, 100% of each Fund’s investable assets will be allocated among portfolios within the Fund as designated by the Adviser; provided, however, that the Adviser has the right at any time to reallocate the portion of a Fund’s assets allocated to a Subadvised Portfolio pursuant to this Agreement, if the Adviser deems such reallocation appropriate.

(b) Books and Records. The Subadviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to each Fund, except as otherwise provided herein or as may be necessary for the Subadviser to supply to the Adviser, the Corporation, or the Board the information required to be supplied under this Agreement. The Subadviser shall maintain separate books and detailed records of all matters pertaining to each Fund and each Subadvised Portfolio (the “Fund Books and Records”), including without limitation a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions. The Subadviser also will preserve such Fund Books and Records for the periods prescribed by Rule 31a-2 under the 1940 Act or any longer period as may be prescribed under the CEA or the regulations thereunder. All Fund Books and Records shall remain the sole property of the Corporation; provided that Subadviser may maintain a copy of such Books and Records in order to comply with applicable law. Fund Books and Records shall be available by delivery of copies or electronic transmission without delay to the Corporation or the Adviser during any day that a Fund is open for business upon reasonable notice to the Subadviser. The Subadviser agrees to keep Fund Books and Records it is required to keep pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 4.33 in accordance with CFTC Rule 1.31 (notwithstanding treatment of a Fund as an exempt account under CFTC Rule 4.7(c)(1)).

(c) Allocation of Brokerage. The Subadviser shall determine the securities to be purchased or sold by a Fund with respect to each Subadvised Portfolio and will place orders with or through such persons, brokers, or dealers to carry out the policy with respect to brokerage as set forth in a Fund’s Prospectus. Subject to the provisions of the following paragraph, the Subadviser will take reasonable steps to ensure that Subadvised Portfolio transactions are effected at the best execution available.

In using reasonable efforts to obtain the best execution available, the Subadviser, bearing in mind a Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. The Subadviser may allocate brokerage business to firms that provide such services or facilities and, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and interpretive guidance issued by the Securities and Exchange Commission (the “SEC”) thereunder, the Subadviser may cause a Fund to pay a broker or a dealer a commission in excess of the amount of commission another broker or dealer would have charged if the Subadviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services received. The Subadviser shall provide such information regarding any “soft dollar” arrangements that the Subadviser maintains with respect to each Fund as may be requested from time to time by the Adviser.

Consistent with the foregoing paragraph, nothing in this Agreement is intended to inhibit the Subadviser’s selection of broker-dealers used to execute trades for a Fund, including trades placed with broker-dealers who provide investment research services to the Subadviser. Such research services may include, but are not limited to, advice or data provided either directly or through publications or writings, including electronic publications, telephone contacts, and personal meetings with security analysts, economists, and corporate and industry spokespersons, and analyses and reports concerning issues, industries, and securities economic factors and trends. Research so provided is in addition to and not in lieu of the services required to be performed by the Subadviser.

The Subadviser shall be authorized to open and maintain brokerage accounts for derivatives and securities, including futures and forward contracts and options thereon, swap agreements and over-the-counter transactions for and in the name of a Fund and to execute for the Fund as its agent, standard customer agreements with such brokers, dealers, and other intermediaries or counterparties as the Subadviser shall select as provided above. The Subadviser may, using such of the securities and other property of a Fund as the Subadviser deems necessary or desirable, deposit for the Fund initial and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities, and other property into such brokerage accounts and to such brokers as the Subadviser deems desirable or appropriate.

It is understood that the Subadviser may have advisory, management, service, or other contracts with other individuals or entities, and may have other interests and businesses. When a security proposed to be purchased or sold for a Fund is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser may, but is under no obligation to, aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating, or other equitable basis consistent with its trade allocation procedures so as to avoid any one account being systematically preferred over any other account.

The Subadviser will advise the Adviser and, if instructed by the Adviser, each Fund’s custodian or sub-custodians on a prompt basis each day by electronic telecommunication of each confirmed purchase and sale of a Subadvised Portfolio security or other financial instrument specifying the name of the issuer, the full description of the security or other financial instrument including its class, and amount or number of shares of the security or other financial instrument purchased or sold, the market price, commission, government charges, and gross or net price, trade date, settlement date, and identity of the clearing broker. Under no circumstances may the Subadviser or any affiliates of the Subadviser act as a principal in a securities transaction with a Fund or any other investment company managed by the Adviser unless (i) permitted by an exemptive provision, rule, or order under the 1940 Act, and (ii) upon obtaining prior approval of the securities transaction from the Adviser. Any such transactions shall be reported quarterly to the Board.

(d) Information Provided by the Subadviser. From time to time as the Adviser or the Board may reasonably request, in writing, the Subadviser, at its own reasonable expense, shall furnish the Adviser and the Board reports of Subadvised Portfolio transactions and reports on securities and other investments held in each Subadvised Portfolio, all in such detail as the Adviser or the Board may reasonably request. Upon reasonable written advance notice, the Subadviser will make its officers, employees, “supervised persons” and “access persons” (as used herein, such terms have the meanings provided in the Advisers Act and rules promulgated thereunder) working on a given Subadvised Portfolio available to meet with the Adviser and the Board at the Corporation’s principal place of business or another mutually agreed location, or by telephone, to review the Investments of a Fund. The Subadviser also will inform the Adviser and the Board of material changes in its investment strategy or tactics or in key personnel related to a given Subadvised Portfolio and will provide reasonable prior notice of any material changes to the Subadviser’s ownership. The Subadviser also will provide information about its Subadvised Portfolios to the Adviser to assist the Adviser in ensuring each Fund’s compliance with the Code, the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the CEA and any state securities law, rule, or regulation.

The Subadviser will: (i) submit such reports and information as the Adviser or a Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator, or fund accounting agent, in its or their determination of the market value of securities held in a Subadvised Portfolio; (ii) place orders for purchases and sales of Subadvised Portfolio investments for each Fund; (iii) give instructions to the Custodian concerning the delivery of securities and transfer of cash for each Fund; (iv) as soon as practicable after the close of business each day but no later than 10:00 a.m. Central time the following business day, provide the Custodian with details for each transaction effected for each Fund, provide such details to the Adviser upon request, and promptly forward to the Custodian details of all brokerage or dealer confirmations; and (v) as soon as practicable following the end of each calendar month, provide the Adviser with written or electronic statements showing all transactions effected for each Fund during the month, a summary listing all investments held by each Subadvised Portfolio as of the last day of the month, and such other information the Adviser may reasonably request in connection with any accounting services that the Adviser or its agents provide for a Fund. The Adviser acknowledges the Subadviser and the Custodian or a Fund’s accounting agent may use different pricing vendors, which may result in valuation discrepancies. The Adviser also acknowledges that the Subadviser is not a custodian of any Fund’s assets and will not take possession or custody of such assets.

It shall be the duty of the Subadviser to furnish to the Board, upon request, such information as may reasonably be necessary for the Board to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 10 or 12 hereof or in connection with the Board’s annual consideration of this Agreement under Section 15(c) of the 1940 Act.

(e) Voting of Proxies. The Subadviser shall use its good faith judgment in a manner that it reasonably believes best serves the interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in each Subadvised Portfolio, in accordance with the Subadviser’s proxy voting policies, which shall be provided, along with any amendments, to the Corporation. The Subadviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Subadviser. The Subadviser further agrees that it will provide the Adviser, as the Adviser may reasonably request, with a written report of the proxies voted on behalf of the Sub-Advised Portfolio during the most recent 12-month period or such other period as the Adviser may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, the Subadviser shall provide the Adviser with all proxy voting records relating to each Subadvised Portfolio, including but not limited to those required by Form N-PX. Upon request of the Adviser, the Subadviser also will provide an annual certification, in a form reasonably acceptable to Adviser, attesting to the accuracy and completeness of such proxy voting records. If both the Subadviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, the Subadviser and such other entity will have the power to vote its pro rata share of such security in accordance with its respective proxy voting policies and procedures. For the avoidance of doubt, the Subadviser shall have the power and authority but not the responsibility or obligation for filing proofs of claim in bankruptcy or class action litigation, but will provide the Adviser with any documentation relating to such litigation and claims as may be reasonably requested by the Adviser.

(f) Agent. Subject to any other written instructions of the Adviser, the Corporation, or a Fund, the Subadviser is hereby appointed as the Adviser’s, the Corporation’s and each Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts, and other documents as the Subadviser is requested by brokers, dealers, counterparties, and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadviser shall execute shall comply in all material respects with all laws, rules, and regulations applicable to the business of the Corporation, including but not limited to the 1940 Act and the rules and regulations thereunder. The Subadviser shall provide the Adviser and the Corporation with copies of any documents executed on behalf of the Corporation hereunder as soon as possible after the execution of any such documents.

(g) Compliance with Applicable Law and Governing Documents. With respect to all matters relating to its performance under this Agreement, the Subadviser and its directors, officers, partners, employees, supervised persons and access persons will act in accordance in all material respects with applicable law, including the 1940 Act, the 1933 Act, the CEA and the rules and regulations adopted thereunder, and with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Articles of Incorporation, as amended, By-Laws, Prospectus, filings made by the Adviser under the CEA and related regulations with respect to the Funds and compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act, copies of which the Adviser has provided to the Subadviser prior to the date hereof (collectively, “Governing Instruments and Regulatory Filings”), and any reasonable instructions or directions of the Corporation, the Board, or the Adviser provided to the Subadviser in writing. The Adviser will promptly provide the Subadviser with any material amendments, supplements, or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, the Subadviser will act in accordance with such amendments, supplements, or other changes.

(h) Corporation’s Name; Adviser’s Name; Subadviser’s Name. The Subadviser will have no rights relating to the Corporation’s name, each Fund’s name, or in the name “BMO”, and the Subadviser will make no use of such names without the express written consent of the Corporation, the Fund, or the Adviser, as the case may be; provided that notwithstanding anything in this Agreement, the Subadviser shall be entitled to use the Corporation’s name, each Fund’s name and the name “BMO” and any related logos, royalty free, in any document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the purpose of indicating that the Subadviser is a subadviser to the Fund.

The Adviser will have no rights relating to the Subadviser’s name, and the Adviser will make no use of such name on behalf of itself, the Corporation or the Funds without the express written consent of the Subadviser, which consent will not be unreasonably withheld or delayed; provided that notwithstanding anything in this Agreement, the Adviser shall be entitled to use the Subadviser’s name and logo, royalty free, in any document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the purpose of indicating that the Subadviser is a subadviser to the Fund.

(i) Fair Valuation. In accordance with the valuation procedures adopted by the Board, as amended from time to time, the Subadviser shall provide reasonable assistance with fair valuation of those securities in which it invests the Subadvised Portfolio’s assets for which readily available market prices are unavailable. The Subadviser shall monitor the Subadvised Portfolio for any significant events that occur when the market is closed that may affect the value of the Investments and shall promptly notify the Adviser of such event. For the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the Subadviser is not responsible for the determination of the price of Investments held in the Subadvised Portfolio.

(j) Compliance Oversight. As reasonably requested by the Corporation on behalf of the Corporation’s officers and in accordance with the scope of the Subadviser’s obligations and responsibilities contained in this Agreement, the Subadviser shall provide reasonable assistance to the Corporation in connection with the Corporation’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying annually, upon the reasonable request of the Corporation, that it is in material compliance with all applicable federal securities laws, as that term is defined in Rule 38a-1(e)(1) under the 1940 Act; (ii) facilitating and cooperating with third-party audits arranged by the Corporation to evaluate the effectiveness of its compliance controls; (iii) providing the Corporation’s chief compliance officer with reasonable direct access to its compliance personnel; (iv) providing the Corporation’s chief compliance officer with periodic reports upon advance written notice; and (v) promptly providing special reports to the Corporation’s chief compliance officer in the event of material compliance issues. Further, the Subadviser is aware that: (i) the president (principal executive officer) and treasurer (principal financial officer) of the Corporation (collectively, the “Certifying Officers”) are required to certify the Corporation’s periodic reports on Form N-CSR and Form N-Q pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by the Subadviser of which they do not have firsthand knowledge. Consequently, the Subadviser has in place procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Corporation under this Agreement and the accuracy of the information prepared by it and which is included in the Corporation’s periodic reports, and shall provide certifications to the Corporation to be relied upon by the Certifying Officers in certifying the Corporation’s periodic reports on Form N-CSR and Form N-Q (and such other periodic reports that may require certification in the future), in a form reasonably satisfactory to the Corporation. Notwithstanding the foregoing, the parties understand and agree that the Subadviser does not have access to all of the books and records of the Funds necessary to perform certain compliance testing. Accordingly, the Subadviser shall not be responsible for a Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failure to qualify as a regulated investment company under the Code if the Subadvised Portfolio’s Investments would not be in such violation or failing to so qualify if the Subadvised Portfolio were deemed to be a separate regulated investment company under the Code.

(k) Subadviser’s Use of Track Record. The Subadviser may use performance data it generates in connection with a Subadvised Portfolio for its track record, and may use the name of the Corporation or the Fund solely to identify such performance, subject to Section 1(h) hereof.

2. Allocation of Charges and Expenses. The Subadviser will bear its own expenses incurred in connection with providing services hereunder. Other than as specifically indicated herein, the Subadviser shall not be responsible for the Corporation’s or the Adviser’s expenses, including, without limitation the expenses of organizing the Corporation and continuing its existence; fees and expenses of the directors and officers of the Corporation; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares (“Shares”), including expenses of administrative support services, fees and expenses of preparing and printing its registration statements under the 1933 Act, and the 1940 Act, and any amendments thereto; expenses of registering and qualifying the Corporation, each Fund, and Shares of each Fund under federal and state laws and regulation; expenses of preparing, printing, and distributing the Prospectus to shareholders; interest expense; taxes and fees of every kind; costs of acquiring and disposing of Investments, including but not limited to brokers’ commissions, dealers’ markups and any issue or transfer taxes chargeable in connection with a Fund’s transactions; expenses of issue (including costs of Share certificates), purchase, repurchase, and redemption of Shares including expenses attributable to a program of periodic issue, charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and registrars, printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of the Board and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administrating the Corporation and each Fund. The Corporation or the Adviser, as the case may be, shall reimburse the Subadviser for any such expenses or other expenses of each Fund or the Adviser, as may be reasonably incurred by such Subadviser on behalf of a Fund or the Adviser. The Subadviser shall keep and supply to the Corporation and the Adviser adequate records of all such expenses. The Subadviser will pay expenses incurred by the Corporation or a Fund for any matters related to any transaction or event caused by the Subadviser that is deemed to result in a change of control of the Subadviser or otherwise result in the assignment of this Agreement under the 1940 Act. In addition, the Subadviser shall pay the expenses relating to costs of any special meeting of directors or shareholders of a Fund convened for the primary benefit of the Subadviser; provided, however, that the Subadviser shall only have to pay the reasonable portion of such expenses that relate to matters for the primary benefit of the Subadviser.

3. Information Supplied by the Adviser. The Adviser shall provide the Subadviser with the Corporation’s Articles of Incorporation and By-Laws, each Fund’s most current Prospectus and Statement of Additional Information and the instructions, policies, and directions (i) of the Board pertaining to the Adviser and each Fund, and (ii) of the Adviser pertaining to each Fund, as in effect from time to time; and the Subadviser shall have no responsibility for actions taken in reliance on any such documents. The Adviser shall promptly furnish to the Subadviser copies of all material amendments or supplements to the foregoing documents. The Adviser will provide the Subadviser with reasonable assistance in connection with the Subadviser’s activities under this Agreement, including without limitation, providing such information concerning a Fund, its daily funds available for investment, and general affairs of the Fund as the Subadviser may reasonably request.

4. Representations and Warranties of the Subadviser. Subject to Section 4(k) below, the Subadviser represents and warrants to the Adviser, the Corporation, and each Fund as follows:

(a) The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement.

(b) Neither the Subadviser nor any officer, director, partner, employee, supervised person or access person of the Subadviser is subject to any event set forth in Section 9(a) of the 1940 Act that would disqualify the Subadviser from acting as an investment adviser to an investment company under the 1940 Act. The Subadviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c) The Subadviser has adopted a written code of ethics reasonably designed to comply with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Corporation with a copy of such Code of Ethics. On at least an annual basis, the Subadviser will comply with the reporting requirements of

Rule 17j-1, which include (i) certifying to the Adviser that the Subadviser has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics, and (ii) identifying any material violations that have occurred with respect to the Code of Ethics. Upon reasonable notice from and the reasonable request of the Adviser, the Subadviser shall provide the Adviser and its employees with reasonable access to the Subadviser’s Chief Compliance Officer to discuss and review at Subadviser’s principal place of business such records as are reasonably necessary to assess the functioning of the Code of Ethics or any harm caused to a Fund from a material violation of the Code of Ethics. In conjunction with this discussion, the Subadviser will make available, upon reasonable written notice and reasonable written request, solely on the Subadviser’s premises, the relevant records that are required for the Adviser, the Corporation or the Fund to demonstrate compliance with applicable law.

(d) The Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the Subadviser, its officers, employees, supervised persons and access persons. Upon reasonable notice to and reasonable request, the Subadviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Subadvised Portfolio. The Subadviser also will provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

(e) The execution, delivery, and performance by the Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency, or official is required for the execution, delivery, and performance of this Agreement, and the execution, delivery, and performance by the Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule, or regulation, the Subadviser’s governing instruments or any agreement, judgment, injunction, order, decree, or other instrument binding upon the Subadviser.

(f) The Subadviser has provided its current Form ADV, client brochure, and applicable brochure supplements (collectively, the “Form ADV”) to the Adviser (and will promptly provide to the Adviser all amendments thereto), and each Form ADV provided to the Adviser is and will be a true and complete copy of the Subadviser’s Form ADV and, to the best of the Subadviser’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(g) The Subadviser is registered with the CFTC as a “commodity trading advisor” and is a member in good standing of the National Futures Association. The Subadviser intends to treat each Fund as an exempt account for disclosure purposes under CFTC Rule 4.7(c)(1). The Subadviser will notify the Adviser immediately upon having a reasonable basis for believing that the Subadviser will withdraw its commodity trading advisor registration and, in any case, no later than 60 days prior to the withdrawal of such registration. In addition, the Subadviser will promptly notify the Adviser if it withdraws its notice of claim of exemption pursuant to Rule 4.7(c). The Subadviser’s reliance on Rule 4.7(c)(1) for disclosure purposes will not affect its obligation to comply with all other applicable provisions of the CEA or the rules of the CFTC and National Futures Association, including its recordkeeping obligations as a registered CTA under CFTC Rule 4.33.

(h) The Subadviser is a [            ] duly organized and validly existing under the laws of [            ] with the power to carry on its business as it is now being conducted.

(i) The Subadviser has adopted written proxy voting policies that are reasonably designed to comply in all material respects with the requirements of the 1940 Act and the Advisers Act.

(j) The Subadviser shall be responsible for the preparation and filing of Schedule 13D, Schedule 13G and/or Form 13F, as applicable, with respect to securities held or previously held in a Subadvised Portfolio.

(k) If, at any time during the term of this Agreement, the Subadviser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Subadviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto.

5. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a) The execution, delivery, and performance by the Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency, or official is required for the execution, delivery, and performance of this Agreement, and the execution, delivery, and performance by the Adviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule, or regulation, the Adviser’s governing instruments or any agreement, judgment, injunction, order, decree, or other instrument binding upon the Adviser.

(b) The services to be provided by the Subadviser are within the scope of the services and investments authorized by the Advisory Agreement and the governing instruments of, and/or laws and regulations applicable to, the Adviser and that, subject to the terms of this Agreement, the Adviser is duly authorized to enter into this Agreement. The Adviser shall deliver to the Subadviser evidence of such authority as the Subadviser may reasonably require.

(c) If, at any time during the term of this Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Adviser will provide prompt written notification to the Subadviser of such fact, omission, event, or change of circumstance, and the facts related thereto.

(d) The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Advisory Agreement; (iii) has met, and will continue to meet for so long as this

Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement and the Advisory Agreement; and (iv) has the authority to enter into and perform the services contemplated by this Agreement and the Advisory Agreement.

(e) Neither the Adviser nor any officer, director, partner, or employee of the Adviser is subject to any event set forth in Section 9(a) of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(f) The Adviser has adopted and implemented a written code of ethics reasonably designed to comply with the requirements of Rule 17j-1 under the 1940 Act and written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the Adviser, its officers and employees. Upon reasonable notice to and reasonable request, the Adviser shall provide the Subadviser with access to the records relating to such policies and procedures as they relate to the Subadvised Portfolio.

(g) The Adviser is either registered with the CFTC as a “commodity pool operator” and a member in good standing of the National Futures Association or is relying on an applicable exemption or exclusion from registration as a commodity pool operator.

(h) The Adviser represents that each Fund is a “qualified eligible person” as that term is defined under CFTC Rule 4.7 and consents on behalf of each Fund to such Fund being treated as an exempt account under CFTC Rule 4.7(c)(1). The Adviser also represents that, as of the date of this Agreement, it is registered as a “commodity pool operator” under the CEA.

(i) The Adviser is a corporation duly organized and validly existing under the laws of Delaware with the power to carry on its business as it is now being conducted.

(j) This Agreement has been properly approved according to applicable laws rules and regulations by the shareholder(s) of each Fund, the Board and those directors of the Corporation who are not parties to this Agreement or interested persons of any such party.

6. Subadviser’s Compensation. As compensation for the Subadviser’s services with respect to a Fund hereunder, the Adviser shall pay to the Subadviser a fee, computed daily and paid monthly in arrears, at an annual rate set forth on the Exhibit A relating to such Fund. The method of determining net assets of such Fund for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of Fund shares as described in each Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this contract is in effect.

7. Communication with Fund Investors. If, during the term of this Agreement, the Subadviser (and its successors) or any person or entity controlling, controlled by or under common control with the Subadviser (and its successors) knowingly, intentionally, expressly and specifically encourages any current beneficial owner of Fund Shares (a “Fund Investor”) expressly identified by Adviser to Subadviser as being a current Fund Investor to sell its Shares of the Fund, Adviser may terminate this Agreement immediately upon delivery of written notice to Subadviser. In all other respects, such termination shall proceed according to the provisions set out in Section 12(b) of this Agreement. For the avoidance of doubt, such immediate termination shall be the sole and exclusive remedy available for any such communication between Subadviser and a Fund Investor.

8. Independent Contractor. In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed to be an agent of the Corporation or of the Adviser, subject to the terms of Section 1(f), above.

9. Sales Literature. The Adviser and Subadviser acknowledge that all sales literature for investment companies (such as the Corporation) is subject to strict regulatory oversight. The Subadviser agrees to submit any proposed sales literature for the Corporation that mentions the Corporation (or any Fund) by name to the Corporation’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Subadviser to produce sales literature for the Corporation (or any Fund). Further, other than sales literature which includes the Subadviser’s name to identify the Subadviser as the subadviser to a Fund, the Adviser agrees to submit to the Subadviser any sales literature referencing the Subadviser by name for review and approval prior to filing or public release.

10. Amendments. The terms of this Agreement may be changed only by an instrument in writing signed by the parties, provided that the terms of such amendment shall be approved by (i) the affirmative vote of a majority of the Board cast in person at a meeting called for that purpose, including a majority of directors who are not interested persons of the Fund or the Adviser, and (ii) if necessary, by the affirmative vote of a majority of the outstanding voting securities of the Fund.

11. Survival of Representations and Warranties. All representations and warranties made by the Subadviser and the Adviser pursuant to Section 4 and Section 5, respectively, will survive for the duration of this Agreement.

12. Duration and Termination.

(a) Duration. This Agreement shall become effective with respect to a Fund after it has been approved in accordance with the requirements of the 1940 Act and Exhibit A has been executed by the Adviser and the Subadviser and shall continue in effect for the initial term set forth on Exhibit A and thereafter for successive periods of one year, subject in both cases to the provisions for termination and all of the other terms and conditions hereof and provided in the latter case that such continuation is specifically approved at least annually by (i) the affirmative vote of a majority of the Board, voting in person, including a majority of the directors who are not parties to this Agreement or interested persons of the Corporation, the Adviser, or the Subadviser, cast in person at a meeting called for that purpose, or (ii) the affirmative vote of a majority of the outstanding voting securities of each Fund.

(b) Termination. Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty: (i) by the affirmative vote of a majority of the Board, by the affirmative vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, in each case upon not more than 60 nor less than 30 calendar days’ prior written notice to the Subadviser; or (ii) by the Subadviser, without payment of any penalty, upon not less than 60 calendar days’ prior written notice to the Adviser. This Agreement also shall terminate automatically in the event of its assignment by either party or upon the termination of the Advisory Agreement.

In the event of termination of this Agreement with respect to a Fund for any reason, the Subadviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of such Fund and with respect to any of its assets, except as expressly directed by the Adviser. Notwithstanding the foregoing, the Subadviser shall have reasonable time to close out all open positions of such Fund in a prudent manner after notice of termination if it is not able to do so immediately. In addition, the Subadviser shall deliver the Fund Books and Records to the Adviser by such means and in accordance with such schedule as the Adviser shall direct and shall otherwise cooperate, as reasonably directed by the Adviser, in the transition of portfolio assets management to any successors of the Subadviser, including the Adviser. The Subadviser may retain copies of any record required to meet any record retention obligation imposed by law or regulation.

13. Standard of Care; Liability and Indemnification; Trade Errors.

(a) Liability. The Subadviser shall exercise its best judgment in rendering the services provided by it under this Agreement. In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Subadviser or its affiliates, supervised persons or access persons, or of reckless disregard of its obligations and duties hereunder, the Subadviser or any of its affiliates, supervised persons or access persons shall not be subject to any liability to the Adviser, the Corporation or the Fund, to any shareholder of the Fund, or to any person, firm, or organization for any act or omission in the course of, or connected with the rendering of services by the Subadviser. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights that a Fund or any shareholder of the Fund may have under any federal securities or state law or under the CEA the applicability of which is not permitted to be contractually waived.

(b) Indemnification.

(i) The Subadviser shall indemnify and hold the Adviser and its affiliates, supervised persons and access persons harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses, and liabilities arising out of or attributable to any action or failure or omission to act by the Subadviser as a result of (A) any material misstatement or omission in the Prospectus, any proxy statement, or communication to current or prospective investors in a Fund relating to disclosure provided to the Adviser or the Fund by the Subadviser for inclusion in such documents (and not superseded by revisions provided to the Adviser or the Fund by the Subadviser prior to the publication of the relevant document or communication); or (B) the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder or to the Corporation or a Fund generally or any third party claims arising out of the Subadviser’s violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

(ii) The Adviser shall indemnify and hold the Subadviser and its affiliates, supervised persons and access persons harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses, and liabilities arising out of or attributable to any action or failure or omission to act by the Adviser as a result of (A) any material misstatement or omission in the Prospectus, any proxy statement, or communication to current or prospective investors in a Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Subadviser for inclusion in such documents and not superseded by revisions provided to the Adviser or the Fund by the Subadviser prior to the publication of the relevant document or communication); or (B) the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder or to the Corporation or a Fund generally or any third party claims arising out of the Adviser’s violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

(c) Trade Errors. If any trading errors occur in the handling of transactions for the Subadvised Portfolio due to the Subadviser’s actions or inaction (each, a “Subadviser Trade Error”), the Subadviser shall be responsible for identifying and correcting any such Subadviser Trade Errors as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, in the event of any Subadviser Trade Errors, the Subadviser shall be responsible for any loss or expense resulting therefrom. Subadviser Trade Errors include, but are not limited to, (i) erroneous orders by the Subadviser for the Subadvised Portfolio that result in the purchase or sale of Investments that were not intended to be purchased or sold, and (ii) erroneous orders by the Subadviser that result in the purchase or sale of Investments for the Subadvised Portfolio in an unintended amount or price.

14. Confidentiality. The Adviser and the Subadviser acknowledge that each Fund may disclose shareholder nonpublic personal information (“NPI”) to the Subadviser solely in furtherance of fulfilling the Subadviser’s contractual obligations under this Agreement in the ordinary course of business to support a Fund and its shareholders. The Subadviser agrees to be bound to use and redisclose such NPI only for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous legally permitted purposes; and as a Fund service provider or in connection with joint marketing arrangements solely at the direction and discretion of the Fund, in accordance with the limited exceptions set forth in applicable state privacy laws and Regulation S-P. The Subadviser further represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to ensure compliance with applicable privacy laws. The Subadviser agrees to maintain the confidentiality of any NPI it receives from a Fund in connection with this Agreement or any joint marketing arrangement beyond the termination date of this Agreement.

The Adviser agrees to hold any and all non-public, confidential or proprietary information pertaining the Subadviser (collectively, the “Subadviser Confidential Information”) in strict confidence and not to disclose any such information without the prior written consent of the Subadviser except as required by law. If so required by law, the Subadviser shall, to the extent feasible, be promptly notified in writing in advance, and the party required to make such disclosure shall seek to obtain reasonable assurance that any information disclosed in accordance with this paragraph will receive confidential treatment. Subadviser Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to such party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation, (b) rightfully acquired by the party from third parties whom the party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to this Agreement, (c) placed in the public domain without fault of the party or its affiliates, or (d) independently developed by the party without reference or reliance upon the Confidential Information. The Adviser shall not use the information provided by the Subadviser to trade for its own account or for the account of any other person or try to “reverse engineer” the investment and trading methodologies and strategies of the Subadviser.

15. No Borrowing. The Subadviser agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use a Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to a Fund that has been billed to the Subadviser by the Fund for a period of more than thirty (30) days shall constitute a borrowing.

16. Services Not Exclusive. The services furnished by the Subadviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Subadviser or any affiliated person (as defined in the 1940 Act) of the Subadviser or any employee, agent, manager or affiliated person of such person from acting as investment adviser or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund, or (ii) limit or restrict the Subadviser or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting.

17. Jurisdiction. This Agreement shall be governed by and construed in accordance with substantive laws of the State of Wisconsin without giving regard to conflict of law principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act, the CEA or the rules and regulations promulgated with respect to such Acts.

18. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt or by tested electronic transmission, return receipt requested, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party. All such notices shall be deemed to have been given (i) upon delivery by hand delivery, (ii) three (3) days after delivery if by registered or certified mail, return receipt requested, postage prepaid, or (iii) immediately if by tested electronic mail system or facsimile, return receipt requested. As of the date of this Agreement, the addresses of the parties are:

Adviser:

BMO Asset Management Corp.

Attention: Chief Executive Officer

115 South LaSalle Street, 11th Floor

Chicago, Illinois 60603

Fax: 312-293-5076

With a copy to:

BMO Financial Group

Legal Corporate and Compliance Group

Attention: Associate General Counsel, Private Client Group

111 East Kilbourn Avenue, 4th Floor

Milwaukee, Wisconsin 53202

Fax: 414-2877025

Subadviser:

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Third Party Rights. In addition to the parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were the Adviser. With the exception of such parties, no other party shall have any rights hereunder.

21. Severability. If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22. Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof. Specifically, as used in this Agreement, “investment company,” “affiliate,” “interested person,” “assignment,” “confidential information,” “controlling persons,” “broker,” “dealer” and “affirmative vote of the majority of a Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC applicable to each Fund, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

23. Sole Agreement. This Agreement represents the entire agreement and understanding between the parties and sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, understandings, and representations relating to the subject matter of this Agreement are incorporated herein.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

[SUBADVISER]

By:
Name:
Title:

Exhibit A

Fund Name	Subadvisory Fee	Initial Term

BMO Alternative Strategies Fund	[ ]% of the Subadvised Portfolio’s average daily net assets	[ , 20]

Executed as of this             day of             , 2014.

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

[SUBADVISER]

By:
Name:
Title: